EXHIBIT 5.1


                    [LETTERHEAD OF DODD - MASON - GEORGE LLP]

April 1, 2003

Service 1st Bancorp
2800 W. March Lane, Suite 120
Stockton, California 95219

Re:  Service 1st Bancorp -- Registration Statement on Form S-4

Ladies and Gentlemen:

         With reference to Registration Statement on Form S-4 filed by Service 1st Bancorp, a California corporation, with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 1,271,100 shares of Service 1st Bancorp Common Stock, no par value (the "Bancorp Common Stock"), to be issued in connection with the plan of reorganization contemplated by the Plan of Reorganization and Merger Agreement dated as of March 11, 2003 (the "Merger Agreement"), among Service 1st Bank, a California-chartered bank, Service 1st Bancorp, and Service 1st Merger Corporation, which Merger Agreement is described therein and filed as an exhibit thereto:

         We are of the opinion that the Bancorp Common Stock has been duly authorized and, when issued in accordance with the Merger Agreement, will be legally issued, fully paid and nonassessable. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. Further, we hereby consent to the use of our name under the caption "Legal Matters" in the Registration Statement and in the Proxy Statement-Prospectus included therein.


                               Very truly yours,


                               /s/ DODD - MASON - GEORGE LLP